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                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

                                                                                YEARS ENDED JUNE 30
                                                                    --------------------------------------------
                                                                        1994            1993            1992
                                                                    ------------    ------------    ------------

Average shares outstanding                                            30,161,000      27,073,000      22,070,000
Average common and common equivalent shares outstanding               30,161,000      27,073,000      22,070,000
Net income                                                          $(20,645,000)    $(5,406,000)    $ 1,165,000
Preferred stock dividend                                            $ (1,683,000)    $(1,166,000)              0
Computation of Earnings Per Share = Net Income/Average common
  equivalent shares                                                 $(22,328,000)    $(6,572,000)    $ 1,165,000
                                                                      30,161,000      27,073,000      22,070,000
Earnings Per Share                                                       $(0.74)         $(0.24)           $0.05


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